# Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ADVANCE NANOTECH, INC.", FILED IN THIS OFFICE ON THE TWELFTH DAY OF FEBRUARY, A.D. 2008, AT 3:23 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4175422 8100

080148793

AUTHENTICATION: 6378310

DATE: 02-12-08

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:39 PM 02/12/2008
FILED 03:23 PM 02/12/2008
SRV 080146793 - 4175422 FILE

# CERTIFICATE OF AMENDMENT
# OF
# CERTIFICATE OF INCORPORATION
# OF
# ADVANCE NANOTECH, INC.

ADVANCE NANOTECH, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the name of the Corporation is Advance Nanotech, Inc.

SECOND: That the Board of Directors of the Corporation adopted a resolution proposing and declaring advisable the following amendment to the fourth article of the Certificate of Incorporation:

BE IT RESOLVED, that the fourth article of the Certificate of Incorporation of the Corporation shall be amended and restated as follows:

"FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Two Hundred Twenty Five Million (225,000,000), consisting of Two Hundred Million (200,000,000) shares of Common Stock of the Corporation, par value $0.001 per share, and Twenty Five Million (25,000,000) shares of Preferred Stock, par value $0.001 per share.

The preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares.

THIRD: That the resolution was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf by its Chief Financial Officer, Thomas P. Finn, as of the 12th day of February, 2008.

ADVANCE NANOTECH, INC.

By: __________________________
Name: Thomas P. Finn
Title: Chief Financial Officer

AGU:2775127.2